TREDEGAR REPORTS THIRD QUARTER 2022 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--11/9/2022--Tredegar Corporation (NYSE:TG, also the "Company" or "Tredegar") today reported third quarter financial results for the period ended September 30, 2022.
Third quarter 2022 net income (loss) from continuing operations was $1.0 million (0.03 per diluted share) compared to net income (loss) from continuing operations of $6.2 million ($0.19 per diluted share) in the third quarter of 2021.  Net income (loss) from ongoing operations, which excludes special items, was $4.8 million ($0.14 per diluted share) in the third quarter of 2022 compared with $7.2 million ($0.22 per diluted share) in the third quarter of 2021. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and nine months ended September 30, 2022 and 2021, is provided in Note (a) to the Financial Tables in this press release.
Third Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions of $12.1 million was consistent compared the third quarter of 2021
•EBITDA from ongoing operations for PE Films of $0.4 million was $4.4 million lower than the third quarter of 2021
•EBITDA from ongoing operations for Flexible Packaging Films of $7.8 million was $0.4 million higher than the third quarter of 2021
John Steitz, Tredegar’s president and chief executive officer, said, “Bonnell’s profitability and margins, excluding inventory adjustments, improved during the third quarter versus last year despite flat sales volume and inflationary cost pressures. The log of open orders, while about twice the size of pre-pandemic levels, declined during the quarter, with shipments and order cancellations exceeding new orders as customers focused on reducing high inventories. The outlook for demand beyond current open orders remains uncertain given recessionary concerns.”
Mr. Steitz continued, “PE Films EBITDA from ongoing operations declined during the third quarter to essentially a break-even level due to soft demand for products with flat panel displays and customer inventory corrections. Like Bonnell, the outlook for demand for PE Films’ products remains uncertain. On the bright side, Terphane, our flexible packaging films business headquartered in Brazil, had another quarter of solid performance.”
Mr. Steitz further stated, “Debt net of cash increased by $62 million during the first nine months of this year due to a $50 million contribution in February for the first step in the termination and settlement process of our frozen pension plan, which is expected to be completed in the middle of next year, and higher working capital. We continue to be very focused on net cash generation. Our financial leverage remains low under our $375 million credit facility, which has a remaining term of approximately five years.”
OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (B&C), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2022	2021		2022	2021
Sales volume (lbs)	45,457	45,407	0.1%	137,427	138,793	(1.0)%
Net sales	$161,649	$137,086	17.9%	$510,066	$394,492	29.3%
Ongoing operations:
EBITDA	$12,071	$12,038	0.3%	$57,885	$45,062	28.5%
Depreciation & amortization	(4,416)	(3,900)	(13.2)%	(12,846)	(12,062)	(6.5)%
EBIT*	$7,655	$8,138	(5.9)%	$45,039	$33,000	36.5%
Capital expenditures	$8,218	$5,183		$15,089	$11,956
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Tables in this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Third Quarter 2022 Results vs. Third Quarter 2021 Results
Net sales (sales less freight) in the third quarter of 2022 increased 17.9% versus 2021 primarily due to an increase in average selling prices to cover higher operating costs, partially offset by the pass-through of lower metal costs. Sales volume in the third quarter of 2022 was flat versus 2021. Sales volume in the specialty market, which represented 34% of total volume in 2021, decreased 11.0% in the third quarter of 2022 versus 2021, primarily as a result of exiting lower-margin business. Sales volume in the automotive market, which represented 8% of total volume in 2021, increased 5.3% versus the third quarter of 2021. Nonresidential B&C sales volume, which represented 51% of 2021 volume, increased 8.5% in the third quarter of 2022 versus 2021. The Company has observed slowing order input and order cancellations as customers report high inventory levels. In addition, given the recent slowdown in orders, average labor shortage levels have been significantly diminished. Nonetheless, onboarding new employees has resulted in higher hiring and training costs and production inefficiencies in 2022 versus last year. With a reduced level of incoming orders in the third quarter of 2022, overall open orders at the end of the quarter were 59 million lbs. versus 86 million lbs. at the end of the second quarter of 2022.
EBITDA from ongoing operations in the third quarter of 2022 was flat versus the third quarter of 2021 primarily due to:
•Higher pricing ($19.6 million, net of the pass-through of aluminum raw material costs), partially offset by: higher labor and employee-related costs ($2.1 million) and lower labor productivity ($1.3 million); higher supply expense, including significant price increases in paint, chemicals, packaging and other supplies ($3.6 million); higher utility costs ($2.0 million); higher freight rates ($1.3 million); and increased selling, general and administrative ("SG&A") expenses ($0.8 million); and
•The timing of the flow through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at higher prices in a quickly changing commodity pricing environment, resulted in a charge of $3.8 million in the third quarter of 2022 versus a benefit of $1.7 million in the third quarter of 2021. In addition, the Company recorded an out-of-period adjustment of $2.5 million related to inventory and accrued labor costs.
First Nine Months of 2022 Results vs. First Nine Months of 2021 Results
Net sales in the first nine months of 2022 increased 29.3% versus 2021 primarily due to an increase in average selling prices to cover higher aluminum raw material costs and higher operating costs, partially offset by lower sales volume. Sales volume in the first nine months of 2022 decreased by 1.0% versus 2021.
EBITDA from ongoing operations in the first nine months of 2022 increased $12.8 million in comparison to the first nine months of 2021, primarily due to:
•Higher pricing ($53.7 million, net of the pass-through of aluminum raw material costs), partially offset by: lower volume ($0.7 million); higher labor and employee-related costs ($6.0 million) and lower labor productivity ($4.6 million); higher maintenance costs ($1.4 million); higher supply expense, including significant price increases in paint, chemicals, packaging and other supplies ($10.1 million); higher utilities ($2.7 million); higher freight rates ($5.2 million); and increased SG&A expenses ($3.2 million); and
•The timing of the flow through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at lower prices in a quickly changing commodity pricing environment, resulted in a benefit of $1.7 million in the first nine months of 2022 versus a benefit of $5.8 million in the first nine months of 2021. The benefit in the first nine months of 2022 was net of an adverse impact from the lag in pricing during the first half of 2022 ($0.3 million), in which products committed to customers at a specified price were shipped in a later period. In addition, the Company recorded an out-of-period adjustment of $2.5 million related to inventory and accrued labor costs.
Aluminum Extrusions has adequate supply agreements for aluminum raw materials in 2022 and continues to secure supply sources to meet expected needs in 2023. Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2022 ("Third Quarter Form 10-Q") for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $30 million in 2022, including $15 million for new enterprise resource planning and manufacturing execution systems ("ERP/MES"), $6 million for infrastructure upgrades at the facilities located in Niles, Michigan, Carthage, Tennessee and Newnan, Georgia and $3 million for other strategic projects. The ERP/MES project is expected to cost $28 million over a two-year time span. In addition to strategic projects, approximately $6 million will be required to support continuity of current operations. Depreciation expense is projected to be $15 million in 2022. Amortization expense is projected to be $2 million in 2022.

PE Films
PE Films produces surface protection films, polyethylene overwrap and polypropylene films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2022	2021		2022	2021
Sales volume (lbs)	7,081	9,283	(23.7)%	27,273	30,066	(9.3)%
Net sales	$20,059	$28,501	(29.6)%	$82,613	$87,885	(6.0)%
Ongoing operations:
EBITDA	$431	$4,821	(91.1)%	$14,543	$21,035	(30.9)%
Depreciation & amortization	(1,579)	(1,591)	0.8%	(4,733)	(4,681)	(1.1)%
EBIT*	$(1,148)	$3,230	(135.5)%	$9,810	$16,354	(40.0)%
Capital expenditures	$793	$1,023		$2,537	$2,757
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Tables in this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Third Quarter 2022 Results vs. Third Quarter 2021 Results
Net sales in the third quarter of 2022 decreased 29.6% compared to the third quarter of 2021. Sales volume decreased in both Surface Protection and overwrap films versus the third quarter of 2021. Surface Protection sales volume declined 26% versus the third quarter of 2021 and 37% versus the second quarter of 2022. Surface Protection sales have been adversely impacted by weak market demand and competitive pricing. Consumer demand for electronics has significantly softened, causing manufacturers in the supply chain to experience reduced capacity utilization and inventory corrections. In addition, these market conditions are adversely impacting mix through reduced sales to our highest value-added customers and products.
EBITDA from ongoing operations in the third quarter of 2022 decreased $4.4 million versus the third quarter of 2021, primarily due to:
•A $4.7 million decrease from Surface Protection:
◦Lower contribution margin for non-transitioning products associated with a market slowdown and customer inventory corrections ($4.0 million) and competitive pricing ($1.1 million); and for previously disclosed customer product transitions ($1.1 million), partially offset by lower SG&A expenses ($0.4 million);
◦A foreign currency transaction gain of $0.5 million in the third quarter of 2022 versus no gains or losses in the third quarter of 2021; and
◦The pass-through lag associated with resin costs (no benefit or charge in the third quarter of 2022 versus a charge of $0.6 million in the third quarter of 2021).
•A $0.3 million increase from overwrap films primarily due to a benefit from the pass-through lag associated with resin costs (no benefit or charge in the third quarter of 2022 versus a charge of $0.4 million in the third quarter of 2021), partially offset by lower sales volume ($0.1 million).
First Nine Months of 2022 Results vs. First Nine Months of 2021 Results
Net sales in the first nine months of 2022 decreased 6% versus the first nine months of 2021 due to lower volume in Surface Protection and overwrap films. Sales volume and revenue declined 7% and 11%, respectively, in Surface Protection. Despite a decline of 11% in sales volume in overwrap films, revenue increased 9% as a result of the pricing impact associated with the pass-through of resin costs.
EBITDA from ongoing operations in the first nine months of 2022 decreased $6.5 million versus the first nine months of 2021, primarily due to:
•A $7.2 million decrease from Surface Protection:
◦Lower contribution margin related to previously disclosed customer product transitions ($4.8 million) and for non-transitioning products associated with a market slowdown and customer inventory corrections ($1.6 million) and competitive pricing pressures ($4.4 million), partially offset by lower SG&A expenses ($0.7 million);
◦A foreign currency transaction gain ($1.0 million) in the first nine months of 2022 versus a charge ($0.1 million) in the first nine months of 2021; and

◦The pass-through lag associated with resin costs (benefit of $0.3 million in the first nine months of 2022 versus a charge of $1.3 million in the first nine months of 2021).
•A $0.7 million increase from overwrap films primarily related to a benefit from the pass-through lag associated with resin costs (benefit of $0.2 million in the first nine months of 2022 versus a charge of $1.3 million in the first nine months of 2021), partially offset by lower sales volume and unfavorable mix ($0.6 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Third Quarter Form 10-Q for additional information on resin price trends.
Customer Product Transitions and Other Factors in Surface Protection
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications would be made obsolete by customer product transitions to less costly alternative processes or materials. The Company estimates that these transitions, which principally relate to one customer, adversely impacted pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations for PE Films by $14.8 million during 2021 versus 2020. The transitions, which were complete as of the second quarter of 2022, have resulted in a total decline of $7 million in pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations versus 2021.
The Surface Protection business is continuing to experience competitive pricing pressures, unrelated to the customer product transitions, that are expected to adversely impact pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations by approximately $5 million for full year 2022 versus 2021; these competitive pricing pressures are being exacerbated for the Company's exports to Asia with the strengthening of the U.S. Dollar versus the local currencies of competitors in the region. In addition, the timing of a recovery in the consumer electronics market is highly uncertain. To offset the expected adverse impact of the customer transitions and pricing pressures, the Company is aggressively pursuing sales of new surface protection products, applications and customers and driving production efficiencies and cost savings.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $3 million in 2022, including $2 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $6 million in 2022. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Nine Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	September 30,			September 30,
	2022	2021		2022	2021
Sales volume (lbs)	28,889	27,029	6.9%	82,210	78,666	4.5%
Net sales	$47,278	$36,666	28.9%	$128,117	$102,560	24.9%
Ongoing operations:
EBITDA	$7,830	$7,396	5.9%	$20,495	$25,296	(19.0)%
Depreciation & amortization	(590)	(493)	(19.7)%	(1,723)	(1,466)	(17.5)%
EBIT*	$7,240	$6,903	4.9%	$18,772	$23,830	(21.2)%
Capital expenditures	$2,501	$1,895		$7,310	$4,283
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Tables in this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Third Quarter 2022 Results vs. Third Quarter 2021 Results
Net sales in the third quarter of 2022 increased 28.9% compared to the third quarter of 2021, primarily due to higher selling prices from the pass-through of higher resin costs, higher sales volume and favorable product mix.
EBITDA from ongoing operations in the third quarter of 2022 increased by $0.4 million versus the third quarter of 2021, primarily due to:
•Higher selling prices ($6.9 million) from the pass-through of higher resin costs, higher sales volume ($0.9 million), favorable product mix ($0.5 million), and lower variable costs ($0.4 million), partially offset by higher raw material costs ($5.6 million), higher fixed costs ($0.6 million) and higher SG&A expenses ($0.4 million);
•Net unfavorable foreign currency translation of Real-denominated operating costs ($1.2 million); and
•Foreign currency transaction gains ($0.1 million) in the third quarter of 2022 compared to foreign currency transaction gains ($0.6 million) in the third quarter of 2021.
First Nine Months of 2022 Results vs. First Nine Months of 2021 Results
Net sales in the first nine months of 2022 increased 24.9% compared to the first nine months of 2021, primarily due to higher selling prices from the pass-through of higher resin costs, favorable product mix and higher sales volume.
EBITDA from ongoing operations in the first nine months of 2022 decreased by $4.8 million versus the first nine months of 2021, primarily due to:
•Higher raw material costs ($16.3 million), higher fixed ($0.7 million) and variable costs ($1.5 million), and higher SG&A expenses ($1.0 million), partially offset by higher selling prices ($15.5 million) from the pass-through of higher resin costs, higher sales volume ($1.9 million) and favorable product mix ($1.3 million);
•Net unfavorable foreign currency translation of Real-denominated operating costs ($3.1 million); and
•Foreign currency transaction losses ($0.3 million) in the first nine months of 2022 compared to foreign currency transaction gains ($0.6 million) in the first nine months of 2021.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Third Quarter Form 10-Q for additional information on polyester fiber and component price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $8 million in 2022, including $4 million for new capacity for value-added products and productivity projects and $4 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $2 million in 2022. Amortization expense is projected to be $0.4 million in 2022.
Corporate Expenses, Interest, Taxes & Other
Corporate expenses, net in the first nine months of 2022 decreased $0.3 million compared to the first nine months of 2021 primarily due to lower professional fees associated with business development activities ($1.6 million) and lower stock-based compensation ($1.2 million), offset by higher professional fees associated with remediation activities related to the Company's previously disclosed material weaknesses in internal control over financial reporting ($2.3 million).
Interest expense of $3.2 million in the first nine months of 2022 increased $0.6 million compared to the first nine months of 2021 due to higher average interest rates during the first nine months of 2022, partially offset by lower average debt levels.
The effective tax rate used to compute income tax expense (benefit) for continuing operations in the first nine months of 2022 was 18.8%, compared to 22.7% in the first nine months of 2021. The decrease in the effective tax rate for continuing operations is primarily due to a discrete benefit recorded in the first quarter of 2022 resulting from the implementation of new U.S. tax regulations associated with foreign tax credits published by the U.S. Treasury and Internal Revenue Service on January 4, 2022. These regulations overhaul various components of the foreign tax credit regime, including the determination of creditable foreign taxes, and limit the amount of foreign taxes that are creditable against U.S. income taxes. This one-time discrete benefit is expected to reduce the effective tax rate for the remainder of 2022, which will be offset by an expected increase to the effective tax rate as the result of Brazilian income tax no longer being creditable in the U.S. for the foreseeable future. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) to the Financial Tables in this press release was 26.6% for the first nine months of 2022 versus 22.7% for the first nine months of 2021 (see also Note (e) to the Financial Tables). Refer to Note 9 to the Company's Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) from continuing operations and the U.S. federal statutory rate for 2022 and 2021.
Pension expense under GAAP of $10.4 million in the first nine months of 2022 remained consistent with the first nine months of 2021. On February 10, 2022, Tredegar announced the initiation of a process to terminate and settle its frozen defined benefit pension plan, which could take up to 24 months to complete. In connection therewith, the Company borrowed funds under its revolving credit agreement and made a $50 million contribution to the pension plan (the “Special Contribution”) to reduce its underfunding and as part of a program within the pension plan to hedge or fix the expected future contributions that will be needed by the Company through the settlement process. The Company expects to realize income tax cash benefits on the Special Contribution of approximately $11 million in 2022. Administrative costs for the pension plan through the settlement process are estimated at $4 to $5 million.
Tredegar’s frozen defined benefit pension plan was underfunded on a GAAP basis by $69 million at December 31, 2021, comprised of investments at fair value of $245 million and a projected benefit obligation (“PBO”) of $314 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though these values change daily. The Company estimates that the Special Contribution and changes to the values of pension plan assets and liabilities resulted in a decrease in the underfunding on a GAAP basis from $69 million at December 31, 2021 to approximately $10 million at September 30, 2022. The ultimate settlement benefit obligation may differ from the PBO, depending on market factors for buyers of pension obligations at the time of settlement.
Prior to the Special Contribution, GAAP pension expense was a reasonable proxy for the Company’s required minimum cash contribution to the pension plan. The Company estimates that, with the Special Contribution, there will be no required minimum cash contributions until final settlement. Pension expense under GAAP is projected to be approximately $14 million in 2022, which is mainly comprised of non-cash amortization of deferred net actuarial losses reflected in the Company’s shareholders’ equity as accumulated other comprehensive losses. Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense is included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Company’s revolving credit agreement (“Credit EBITDA”), which is used to compute certain borrowing ratios and a significant consideration for computing non-GAAP net income (loss) from ongoing operations.
The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the accompanying net sales and EBITDA from ongoing operations by segment tables. However, beginning in 2022 and consistent with excluding GAAP pension expense from Credit EBITDA as described above, GAAP pension expense has been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP for purposes of determining Tredegar’s non-GAAP presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations (see related reconciliation in Note (a) to the Financial Tables in this press release for more information).
Total debt was $124.0 million at September 30, 2022 compared to total debt of $73.0 million at December 31, 2021. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $104.7 million at September 30, 2022 compared to $42.5 million at December 31, 2021. Tredegar has five-year, revolving, secured credit facility that permits aggregate borrowings of $375 million and matures on June 29, 2027 ("the Credit Agreement"). The Company believes that its most restrictive covenant under the Credit Agreement (computed quarterly) is the Total Net Leverage Ratio, which permits maximum borrowings of up to 4x Credit EBITDA for the trailing four quarters. The Company had Credit EBITDA and a Total Net Leverage Ratio (calculated in the "Liquidity and Capital Resources" section of the Third Quarter Form 10-Q) of $95.5 million and 1.1x, respectively, at September 30, 2022. See Note (h) to the Financial Tables in this press release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company’s products;

•uncertain economic conditions in countries in which the Company does business, including continued high inflation and the effects of the Russian invasion of Ukraine;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
~~•~~movement of pension plan assets and liabilities up through initiating hedging activities to fix underfunding amounts and assumptions thereafter relating to differences between the ultimate settlement benefit obligation and the projected benefit obligation, census data, administrative costs, the effectiveness of hedging activities and discounts required to liquidate non-public securities held by the plan;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•failure to continue to attract, develop and retain certain key officers or employees;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Company's Form 10-K for the year ended December 31, 2021 and in Part II, Item 1A of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2022. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2021 sales from continuing operations of $826 million. With approximately 2,300 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Sales	$238,486	$209,517	$749,415	$605,468
Other income (expense), net (c)(d)(i)	119	391	1,113	9,272
	238,605	209,908	750,528	614,740

Cost of goods sold (c)	200,582	170,756	601,930	470,733
Freight	9,500	7,264	28,619	20,531
Selling, R&D and general expenses (c)	20,594	18,380	64,015	60,192
Amortization of intangibles	653	724	1,982	2,170
Pension and postretirement benefits	3,506	3,540	10,489	10,622
Interest expense	1,138	842	3,158	2,555
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	495	265	621	633
Total	236,468	201,771	710,814	567,436
Income (loss) from continuing operations before income taxes	2,137	8,137	39,714	47,304
Income tax expense (benefit) (c)	1,125	1,908	7,460	10,728
Net income (loss) from continuing operations	1,012	6,229	32,254	36,576
Income (loss) from discontinued operations, net of tax	21	(26)	68	(104)
Net income (loss)	$1,033	$6,203	$32,322	$36,472

Earnings (loss) per share:
Basic:
Continuing operations	$0.03	$0.19	$0.96	$1.09
Discontinued operations	—	—	—	—
Basic earnings (loss) per share	$0.03	$0.19	$0.96	$1.09
Diluted:
Continuing operations	$0.03	$0.19	$0.96	$1.09
Discontinued operations	—	—	—	—
Diluted earnings (loss) per share	$0.03	$0.19	$0.96	$1.09

Shares used to compute earnings (loss) per share:
Basic	33,870	33,620	33,780	33,541
Diluted	33,871	33,649	33,808	33,678

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net Sales
Aluminum Extrusions	$161,649	$137,086	$510,066	$394,492
PE Films	20,059	28,501	82,613	87,885
Flexible Packaging Films	47,278	36,666	128,117	102,560
Total net sales	228,986	202,253	720,796	584,937
Add back freight	9,500	7,264	28,619	20,531
Sales as shown in the condensed consolidated statements of income	$238,486	$209,517	$749,415	$605,468
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$12,071	$12,038	$57,885	$45,062
Depreciation & amortization	(4,416)	(3,900)	(12,846)	(12,062)
EBIT (b)	7,655	8,138	45,039	33,000
Plant shutdowns, asset impairments, restructurings and other (c)	(32)	(160)	(120)	(223)
PE Films:
Ongoing operations:
EBITDA (b)	431	4,821	14,543	21,035
Depreciation & amortization	(1,579)	(1,591)	(4,733)	(4,681)
EBIT (b)	(1,148)	3,230	9,810	16,354
Plant shutdowns, asset impairments, restructurings and other (c)	(498)	(182)	(650)	(457)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	7,830	7,396	20,495	25,296
Depreciation & amortization	(590)	(493)	(1,723)	(1,466)
EBIT (b)	7,240	6,903	18,772	23,830
Plant shutdowns, asset impairments, restructurings and other (c)	(6)	(7)	(86)	8,407
Total	13,211	17,922	72,765	80,911
Interest income	9	8	41	40
Interest expense	1,138	842	3,158	2,555
Gain on investment in kaléo (d)	—	279	1,406	1,197
Stock option-based compensation costs	271	675	1,153	1,819
Corporate expenses, net (c)	9,674	8,555	30,187	30,470
Income (loss) from continuing operations before income taxes	2,137	8,137	39,714	47,304
Income tax expense (benefit)	1,125	1,908	7,460	10,728
Net income (loss) from continuing operations	1,012	6,229	32,254	36,576
Net income (loss) from discontinued operations, net of tax	21	(26)	68	(104)
Net income (loss)	$1,033	$6,203	$32,322	$36,472

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Cash & cash equivalents	$19,250	$30,521
Accounts & other receivables, net	110,077	103,312
Income taxes recoverable	1,834	2,558
Inventories	114,103	88,569
Prepaid expenses & other	9,601	11,275
Current assets of discontinued operations	151	178
Total current assets	255,016	236,413
Net property, plant and equipment	179,503	170,381
Right-of-use leased assets	14,356	13,847
Identifiable intangible assets, net	12,200	14,152
Goodwill	70,608	70,608
Deferred income taxes	11,820	15,723
Other assets	3,155	2,460
Total assets	$546,658	$523,584
Liabilities and Shareholders’ Equity
Accounts payable	$126,848	$123,760
Accrued expenses	36,894	33,104
Lease liability, short-term	2,003	2,158
Income taxes payable	1,391	9,333
Current liabilities of discontinued operations	71	193
Total current liabilities	167,207	168,548
Lease liability, long-term	13,160	12,831
Long-term debt	124,000	73,000
Pension and other postretirement benefit obligations, net	28,464	78,265
Other non-current liabilities	6,769	6,218
Shareholders’ equity	207,058	184,722
Total liabilities and shareholders’ equity	$546,658	$523,584

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	2022	2021
Cash flows from operating activities:
Net income (loss)	$32,322	$36,472
Adjustments for noncash items:
Depreciation	17,538	16,169
Amortization of intangibles	1,982	2,170
Reduction of right-of-use lease asset	1,590	1,582
Deferred income taxes	3,078	4,120
Accrued pension income and post-retirement benefits	10,519	10,622
Stock-based compensation expense	2,575	3,227
Gain on investment in kaléo	(1,406)	(879)
Changes in assets and liabilities:
Accounts and other receivables	(7,222)	(11,379)
Inventories	(24,855)	(19,902)
Income taxes recoverable/payable	(7,227)	111
Prepaid expenses and other	(5,365)	3,422
Accounts payable and accrued expenses	3,624	12,078
Lease liability	(1,737)	(1,566)
Pension and postretirement benefit plan contributions	(50,503)	(5,510)
Other, net	1,935	750
Net cash (used in) provided by operating activities	(23,152)	51,487
Cash flows from investing activities:
Capital expenditures	(25,527)	(19,576)
Proceeds from the sale of kaléo	1,406	—
Proceeds from the sale of assets	—	4,749
Net cash used in investing activities	(24,121)	(14,827)
Cash flows from financing activities:
Borrowings	279,250	69,250
Debt principal payments	(228,250)	(76,250)
Dividends paid	(12,552)	(12,114)
Debt financing fees	(1,245)	—
Other	(396)	915
Net cash provided by (used in) financing activities	36,807	(18,199)
Effect of exchange rate changes on cash	(805)	(54)
Increase (decrease) in cash and cash equivalents	(11,271)	18,407
Cash and cash equivalents at beginning of period	30,521	11,846
Cash and cash equivalents at end of period	$19,250	$30,253

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and nine months ended September 30, 2022 and 2021 is shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share data)	2022	2021	2022	2021
Net income (loss) from continuing operations as reported under GAAP[1]	$1.0	$6.2	$32.3	$36.6
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	(0.1)	0.5	0.2
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	(0.2)	(1.0)	(1.0)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	—	(3.8)	—
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil's Supreme court regarding the calculation of such tax[3]	—	—	—	(6.6)
Other	0.7	1.3	2.8	4.2
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	2.7	—	8.1	—
Net income (loss) from ongoing operations[1]	$4.8	$7.2	$38.9	$33.4

Earnings (loss) per share from continuing operations as reported under GAAP (diluted)	$0.03	$0.19	$0.96	$1.09
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.01	—	0.01	0.01
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	(0.01)	(0.03)	(0.03)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	—	(0.11)	—
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil's Supreme court regarding the calculation of such tax[3]	—	—	—	(0.20)
Other	0.02	0.04	0.08	0.13
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	0.08	—	0.24	—
Earnings (loss) per share from ongoing operations (diluted)	$0.14	$0.22	$1.15	$1.00
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e).
2. For more information, see "Corporate Expenses, Interest, Taxes & Other" section of this press release.
3. For more information, see Note (i) in this press release.

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  For more business segment information, see Note 10 to the Company's Condensed Consolidated Financial Statements in the Third Quarter Form 10-Q.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and nine months ended September 30, 2022 and 2021 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended September 30, 2022		Nine Months Ended September 30, 2022
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief [1]	$—	$—	$0.1	$0.1
Total for Aluminum Extrusions	$—	$—	$0.1	$0.1
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.5	$0.4	$0.5	$0.4
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[1]	—	—	0.2	0.1
Total for PE Films	$0.5	$0.4	$0.7	$0.5
Flexible Packaging Films:
(Gain) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[1]	$—	$—	$0.1	$0.1
Total for Flexible Packaging Films	$—	$—	$0.1	$0.1
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities and other[2]	—	—	1.6	1.1
Professional fees associated with internal control over financial reporting[2]	0.8	0.8	2.0	1.6
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[2]	(0.1)	(0.1)	(0.3)	(0.2)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[4]	—	—	—	(3.8)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[3]	3.5	2.7	10.4	8.1
Total for Corporate	$4.2	$3.4	$13.8	$6.9
1. Included in “Other income (expense), net” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. For more information, see "Corporate Expenses, Interest, Taxes & Other" section of this press release.
4. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Environmental charges at Newnan, Georgia plant[3]	$0.1	$0.1	$0.1	$—
COVID-19-related expenses, net of relief[1]	0.1	0.1	0.1	0.1
Total for Aluminum Extrusions	$0.2	$0.2	$0.2	$0.1
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.1	$0.1	$0.1	$0.1
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[1]	0.1	0.1	0.4	0.3
Total for PE Films	$0.2	$0.2	$0.5	$0.4
Flexible Packaging Films:
(Gain) losses from sale of assets, investment writedowns and other items:
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil's Supreme Court regarding the calculation of such taxes[1,4]	$—	$—	$(8.5)	$(6.6)
COVID-19-related expenses[1]	—	—	0.1	0.1
Total for Flexible Packaging Films	$—	$—	$(8.4)	$(6.5)
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
(Gain), net of costs associated with the sale of the Lake Zurich manufacturing facility assets	$(0.2)	$(0.2)	$0.1	$0.1
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities and other[2]	0.7	0.5	2.4	2.0
Professional fees associated with internal control over financial reporting[2]	0.8	0.6	2.0	1.5
Transition service fees, net of corporate costs associated with the divested Personal Care Films business[1]	0.1	0.1	(0.5)	(0.4)
Write-down of investment in Harbinger Capital Partners Special Situations Fund[1]	—	—	0.5	0.4
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[2]	(0.1)	(0.1)	0.3	0.2
Total for Corporate	$1.3	$0.9	$4.8	$3.8
1.Included in "Other income (expense), net" in the condensed consolidated statements of income.
2.Included in "Selling, R&D and general expenses" in the condensed consolidated statements of income.
3.Included in "Cost of goods sold" in the condensed consolidated statements of income.
4.For more information, see Note (i) in this press release.

(d) In the first nine months ended September 30, 2021, a pre-tax gain of $1.2 million was recognized on the Company’s investment in kaleo, Inc. ("kaléo"), which included a $0.3 million dividend received from kaléo. On December 27, 2021, the Company completed the sale of its investment interests in kaléo and received closing cash proceeds of $47.1 million. Subsequently, in May 2022, additional cash consideration of $1.4 million was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) from continuing operations as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.
Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and nine months ended September 30, 2022 and 2021 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended September 30, 2022	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations reported under GAAP	$2.1	$1.1	$1.0	52.6%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.5	0.1	0.4
(Gains) losses from sale of assets and other	0.7	—	0.7
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.5	0.8	2.7
Net income (loss) from ongoing operations	$6.8	$2.0	$4.8	29.6%
Three Months Ended September 30, 2021
Net income (loss) from continuing operations reported under GAAP	$8.1	$1.9	$6.2	23.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(0.1)	$—	(0.1)
(Gains) losses from sale of assets and other	1.5	0.4	1.1
Net income (loss) from ongoing operations	$9.5	$2.3	$7.2	24.2%
Nine Months Ended September 30, 2022
Net income (loss) from continuing operations reported under GAAP	$39.7	$7.4	$32.3	18.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.1	0.5
(Gains) losses from sale of assets and other	2.3	4.3	(2.0)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	10.4	2.3	8.1
Net income (loss) from ongoing operations	$53.0	$14.1	$38.9	26.6%
Nine Months Ended September 30, 2021
Net income (loss) from continuing operations reported under GAAP	$47.3	$10.7	$36.6	22.7%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.2	—	0.2
(Gains) losses from sale of assets and other	(4.3)	(0.9)	(3.4)
Net income (loss) from ongoing operations	$43.2	$9.8	$33.4	22.7%
(h) Net debt is calculated as follows:

	September 30,	December 31,
(in millions)	2022	2021
Debt	$124.0	$73.0
Less: Cash and cash equivalents	19.3	30.5
Net debt	$104.7	$42.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
(i)    Represents a one-time tax credit in Brazil for unemployment/social security insurance non-income taxes ("PIS/COFINS") resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax. In May 2021, the Brazil Supreme Court ruled in a leading case related to the amount of Brazilian value-added tax to exclude from the calculation of PIS/COFINS. As a result, in the second quarter of 2021, the Company recorded a pre-tax gain of $8.5 million for certain excess PIS/COFINS paid from 2003 to 2021, plus applicable interest, which the Company applied to required Brazilian federal tax payments during 2021. The pretax gain was recorded in “Other income (expense), net” in the condensed consolidated statements of income.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com